Exhibit 99.2

iSTAR ACQUISITION CORP.

GOVERNANCE AND NOMINATING COMMITTEE CHARTER

Adopted as of [    ], 2008

I.              Purpose

The Governance and Nominating Committee (the “Committee”) is appointed by the Board of Directors (the “Board”) of iStar Acquisition Corp. (the “Company”).  The Committee shall, among other things, (a) identify individuals qualified to become Board members (consistent with the criteria approved by the Board); (b) select or elect, or recommend that the Board select, the director nominees for each annual meeting of stockholders or when vacancies occur; (c) develop and recommend to the Board a set of corporate governance guidelines applicable to the Company; and (d) oversee the evaluation of the Board and management.

II.            Membership

The Committee shall consist of three or more members.  Each member of the Committee shall be, in the business judgment of the Board, “independent” under the independence requirements set forth from time to time, in the listing standards set forth by the American Stock Exchange LLC, as amended from time to time, and any other applicable laws, rules or regulation, including without limitation, any rules promulgated by the SEC.

The members of the Committee shall be appointed by the Board and any vacancies on the Committee shall be filled by the Board.  Members of the Committee may be removed at any time by the Board.  The Board will designate one member of the Committee to be the chairperson of the Board, provided that if the Board does not so designate a chairperson, the members of the Committee, by a majority vote, may designate a chairperson.

The Committee may form and delegate authority to subcommittees when appropriate to perform particular functions, either generally or in specific instances, provided that the subcommittees shall be comprised of members who meet the independence requirements set forth above.  Any subcommittees shall be subject to this charter.  The decisions of any subcommittees to which authority is delegated under this paragraph shall be presented to the full Committee at its next regularly scheduled meeting.

III.           Meetings and Procedures

                The Committee shall meet at such times as it deems necessary to fulfill its responsibilities.  Meetings may be held telephonically or by means of other communications equipment.  Actions of the Committee may also be taken by unanimous written consent when deemed necessary or desirable by the chairperson of the Committee.

Meetings of the Committee shall be called by the chairperson or, if there is no chairperson, by a majority of the members of the Committee, upon such notice as is provided for in the bylaws of the Company with respect to meetings of the Board.   A majority of the members shall constitute a quorum, and the Committee shall act only on the affirmative vote of a majority of the members present at a meeting at which a quorum is present.  The Committee may request members of management or others to attend meetings and provide pertinent information as necessary.

The Committee shall maintain minutes of all meetings, which will record all actions taken by the Committee.  The minutes will be maintained with the books and records of the Company.

IV.           Duties and Responsibilities

The Committee shall:

1.             Review and make recommendations regarding the size, composition and organization of the Board and committees of the Board (other than this Committee) in order to ensure that the Board and committees of the Board (other than this Committee) have an appropriate breadth of experience and their membership consists of persons with sufficiently diverse and independent skill sets and backgrounds.

2.             Recruit, review and nominate candidates for election to the Board or to fill vacancies on the Board (consistent with the guidelines attached hereto).

3.             Review candidates proposed by stockholders, and conduct appropriate inquiries into the background and qualifications of any such candidates (consistent with the guidelines attached hereto).

4.             Establish subcommittees for the purpose of evaluating special or unique matters.

5.             Recommend procedures for the smooth functioning of the Board, including the calendar, agenda and information requirements for meetings of the Board, meetings of committees of the Board, executive sessions of non-management directors and executive sessions of independent directors only.

6.             Develop, review and assess the adequacy of the Company’s corporate governance guidelines annually and recommend to the Board any changes deemed appropriate by the Committee.

7.             Assist the Board in determining whether individual directors have material relationships with the Company that may interfere with their independence, as provided under applicable requirements and listing standards.

8.             Review and approve or recommend to the Board for approval the compensation of directors for their services to the Board.

9.             Develop, reassess annually and make recommendations to the Board with respect to succession plans for the chief executive officer and other key executive officers of the Company and develop plans for interim succession for the chief executive officer of the Company in the event of an unexpected occurrence.

10.           Develop and maintain the orientation program for new directors and continuing education programs for directors.

11.           Periodically review with the chief executive officer of the Company the performance and contribution of individual directors.  Periodically review each director’s continuation on the Board, as the Committee deems appropriate.

12.           Review and discuss as appropriate with management the Company’s public disclosures and its disclosures to stock exchanges relating to independence, governance and director nomination matters, including in the Company’s proxy statement.

13.           Oversee the Board’s annual self-evaluation process.  Receive comments from all directors as to the Board’s performance and report annually to the Board with an assessment of the Board’s performance.

14.           Evaluate, on an annual basis, the Committee’s performance.

15.           Review and reassess the adequacy of this charter annually and recommend to the Board any changes deemed appropriate by the Committee.

16.           Perform such other activities consistent with this charter, the Company’s by-laws and governing law, as the Committee or the Board deems appropriate.

The foregoing responsibilities and duties set forth in this charter should serve as a guide only, with the express understanding that the Committee may carry out additional responsibilities and duties and adopt additional policies and procedures as may be necessary in light of any changing business, legislative, regulatory, legal or other conditions.

V.            Resources and Authority of the Committee

The Committee shall have the resources and authority appropriate to discharge its duties and responsibilities, including the authority to retain counsel and other experts or consultants at the expense of the Company without seeking approval of the Board.  The Committee shall have the sole authority to select and retain a consultant or search firm, to terminate any consultant or search firm retained by it, and to approve the consultant or search firm’s fees and other retention terms.  The Committee has the power, in its discretion, to conduct any investigation it deems necessary or appropriate to enable it to carry out its duties.

VI.           Reliance Permitted

In carrying out its duties, the Committee will act in reliance on management, the independent public accountants, internal auditors, and outside advisors and experts, as it deems necessary or appropriate.

iSTAR ACQUISITION CORP.

Board of Director Candidate Guidelines

The Governance and Nominating Committee (the “Committee”) of iStar Acquisition Corp. (the “Company”) will identify, evaluate and recommend candidates to become members of the Board of Directors (“Board”).  Nominations to the Board may also be submitted to the Committee by the Company’s stockholders in accordance with the Company’s policy, a copy of which is attached hereto.  The Committee does not distinguish among nominees recommended by stockholders and other persons.  Candidates will be reviewed in the context of current composition of the Board, with the objective of recommending a group of persons that can best implement the Company’s business plan, perpetuate its business and represent stockholder interests.  In conducting this assessment, the Committee will consider and evaluate each director-candidate based upon its assessment of the following criteria:

•                  Whether the candidate is independent pursuant to the requirements of the American Stock Exchange.

•                  Whether the candidate is actively engaged in business endeavors.

•                  Whether the candidate is accomplished in his or her field and has a reputation, both personal and professional, that is consistent with the image and reputation of the Company.

•                  Whether the candidate has the ability to read and understand basic financial statements.  The Committee also will determine if a candidate satisfies the criteria for being an “audit committee financial expert,” as defined by the Securities and Exchange Commission.

•                  Whether the candidate has relevant experience and expertise and would be able to provide insights and practical wisdom based upon that experience and expertise.

•                  Whether the candidate has knowledge of the Company and issues affecting the Company.

•                  Whether the candidate is familiar with any industries relevant to the Company’s business endeavors.

•                  Whether the candidate is committed to enhancing stockholder value.

•                  Whether the candidate fully understands, or has the capacity to fully understand, the legal responsibilities of a director and the requirements and governance processes of a publicly traded company.

•                  Whether the candidate is of high moral and ethical character and would be willing to apply sound, objective and independent business judgment, and to assume broad fiduciary responsibility.

•                  Whether the candidate will be able to promote a diversity of views based on his or her education, experience and professional employment.

•                  Whether the candidate has, and would be willing to commit, the required hours necessary to discharge the duties of Board membership.

•                  Whether the candidate has any prohibitive interlocking relationships or conflicts of interest.

•                  Whether the candidate is able to develop a good working relationship with other Board members and contribute to the Board’s working relationship with the senior management of the Company.

•                  Whether the candidate is able to suggest business opportunities to the Company.

Stockholder Recommendations for Directors

Stockholders who wish to recommend to the Governance and Nominating Committee (the “Committee”) a candidate for election to the Board of Directors should send their letters to 1114 Avenue of the Americas, 39th Floor, New York, NY 10036, Attention:  Governance and Nominating Committee.  The Company’s Secretary will promptly forward all such letters to the members of the Committee.  Stockholders must follow certain procedures to recommend to the Committee candidates for election as directors.  In general, in order to provide sufficient time to enable the Committee to evaluate candidates recommended by stockholders in connection with selecting candidates for nomination in connection with the Company’s annual meeting of stockholders, the Company’s Secretary must receive the stockholder’s recommendation not earlier than the close of business on the sixtieth (60th) day, nor later than the close of business on the ninetieth (90th) day, prior to the anniversary date of the immediately preceding annual meeting.

The recommendation must contain the following information about the candidate:

•                  Name;

•                  Age;

•                  Business and current residence addresses, as well as residence addresses for the past 20 years;

•                  Principal occupation or employment and employment history (name and address of employer and job title) for the past ten years (or such shorter period as the candidate has been in the workforce);

•                  Educational background;

•                  Permission for the Company to conduct a background investigation, including the right to obtain education, employment and credit information;

•                  The number and type of securities of the Company beneficially owned by the candidate;

•                  The information that would be required to be disclosed by the Company about the candidate under the rules of the SEC in a proxy statement soliciting proxies for the election of such candidate as a director (which currently includes information required by Items 401, 404 and 405 of Regulation S-K); and

•                  A signed consent of the nominee to serve as a director of the Company, if elected.